Exhibit 10.16

Scott Strazik Chief Executive Officer GE Vernova
Jessica Uhl
[***]

January 15th, 2024

Dear Jessica,

We are pleased to offer you the position of President at GE Vernova (the “business,” within General Electric Company, the “company” and its affiliates) with a January 22, 2024 start date (your “start date”) reporting to Scott Strazik, Chief Executive Officer of GE Vernova. You will be based in your home office in [***], but travel to the GE Vernova headquarters office in Cambridge, MA, or another GE Vernova facility for an average of 15 days per month with reasonable flexibility. This offer is contingent upon approval by GE’s Management Development Committee (MDCC).

Salary:	$1,100,000 (US dollars) paid bi-weekly
Annual Executive Incentive Plan (“AEIP”):
You will be eligible for the Company’s Annual Executive Incentive Program or any successor or replacement program, with each year’s Annual Bonus having a target of 100% of your base salary (“AEIP Target”). Payments are made in the company’s and business’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance.

Long-Term Incentive Plan (“LTIP”):
The grant value of your 2024 annual equity award will be $3,750,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Management Development and Compensation Committee of the Board of Directors. Your award will be delivered 50% in Performance Stock Units and 50% in Restricted Stock Units (based on the 30-day average price prior to and including the grant date). All LTIP Awards will be governed by the terms and conditions consistent with awards made to other similarly situated officers of the Company.

Benefits:
You will also be eligible to participate in the company’s benefit plans, including:
•Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.

•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•Participation in the company’s nonqualified 401(k) Restoration Plan. Under the Plan, the company credits 7% of eligible pay above the IRS covered pay limits for the 401(k) plan. These credits are delivered annually to your Restoration Plan account and notionally invested as you choose. These amounts generally vest after 3 years of service.
All aspects of these and other benefits will be governed by the terms of the applicable plan or program.

Scott Strazik Chief Executive Officer GE Vernova

Restrictive Covenants.
(A) Non-solicitation of employees
You will not either during your employment or for a period of 12 months after leaving the Company's employment unless approved in advance by the Company:
a. whether on your own account or on behalf of or in conjunction with any person (directly or indirectly) solicit or encourage any person who is an employee of the Company and with whom you had material dealings during the two years before leaving the Company's employment and who is Lead Professional Band or above to terminate his or her employment or accept any other employment outside the Company;
b. directly hire any such employee, or recommend or cause any such employee to be hired by an entity for which you work or with which you are otherwise associated or in which you own more than a 1% ownership interest; and/or
c. without prejudice to your obligations of confidentiality to the Company, provide any non-public information regarding any such employee, including but not limited to compensation data, performance evaluations, skill sets or qualifications to any person in connection with any engagement outside the Company, including but not limited to, recruiters and prospective clients/employers.
(B) Non-compete
You agree that you will not either during your employment or for a period of 12 months after the termination of your employment, be a principal, agent or employee of or provide services to any business which is carried on anywhere globally and which is competitive or is likely to be competitive with the business of the Company in which you were actively involved during the two years before leaving the Company’s employment and which is carried on at your leaving date.
If the Company exercises its right to suspend you from the performance of your duties during any period of garden leave immediately prior to the termination of your employment, the period of restriction specified in this clause shall be reduced by the period of any such garden leave.
(C) Non-solicitation of and non-dealing with customers and clients
You agree that you will not either during your employment or for a period of 12 months after leaving the Company's employment, whether on your own account or on behalf of or in conjunction with any other person, canvass or solicit business from or have business dealings with any person who has been a customer, contractor or client or a prospective customer, contractor or client of the Company or and with whom you were actively involved during the two years prior to your departure from the Company, for the purpose of providing products or services of a similar type to those of the Company in which you were actively involved during that two year period and which continue to be provided at the date on which your employment terminates.
For a period of twelve (12) months following the termination of your employment with the Company, you will not cause, induce or encourage any actual or prospective client, customer, supplier, licensee or licensor of the Company, or any other person who has a business relationship with the Company, to terminate or modify any such actual or prospective relationships.

Scott Strazik Chief Executive Officer GE Vernova

You acknowledge that your position with the Company gives you access to and the benefit of confidential information which is important to the continuing business of the Company and influence over those clients, customers, business partners e.g. agents, and employees with whom you are in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the legitimate business interests of the Company.
You agree that during your employment and for twelve (12) months following the termination of your employment with the Company, you will not own, directly or indirectly, more than 2% of any Competing Business.

(D)The obligations in this provision are in addition to, and in no way should be viewed as inconsistent with, your obligations to protect and not disclose the Company’s confidential and proprietary information, as more fully set forth in the Employee Innovation and Proprietary Information Agreement you will sign when you join the Company.
(E) The covenants in this clause are entered into for the benefit of the Company itself and as trustee for each covered GE company.
(F) If any of the restrictions above is void but would be valid if some part of the restriction were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

(G) Severance Payment: If your employment with GE or GE Vernova is terminated (i) by the Company or Business other than for cause or by you with good reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company's standard Officer Severance package, which includes a lump sum payment equal to 12 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business.

For purposes of this letter: “Cause" shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony {or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company's written policies or rules, as they may be in effect from time to time.
"Good Reason" shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any

Scott Strazik Chief Executive Officer GE Vernova

material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law); or (4) a decision by the Company not to spin off the GE Vernova business or its failure to do so on or before December 31, 2024.
(H) Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.
Jessica, we are incredibly excited about you joining our team. We look forward to your acceptance of this offer and response by email. If you have any questions, please let me know.
Sincerely,
/s/ Scott Strazik

Scott Strazik
Chief Executive Officer, GE Vernova

Please signify your acceptance of this offer letter:

/s/ Jessica Uhl
        Jan 16th, 2024
Signature        Date